Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of January 15, 2010, is made between Business Marketing Services, Inc., a Delaware corporation (“Company”), Douglas A. Black, an individual (“Black”) (Company and Black, collectively, the “Sellers”), and Hans Pandeya, an individual (the “Buyer”).

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Sellers desire to sell to the Buyer and the Buyer desires to purchase from the Seller all of the issued and outstanding shares of the Company's common stock held by Sellers (the “Shares”).

NOW, THEREFORE, in consideration of mutual covenants contained in this Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Seller and Buyer agree as follows:

Article I
Purchase and Sale

1.1 The Closing.

            Subject to terms and conditions set forth in this agreement, the Sellers shall sell to Buyer and the Buyer shall purchase from Black 15,000,000 shares of the Company’s common stock from Black, which represents all issued and outstanding common stock of the Seller (15,000,000 shares total) for an aggregate purchase price of $325,000 (the “Purchase Price”), of which $25,000 has been previously deposited with Anslow & Jaclin, LLP (the “Escrow Deposit”).  The closing of the purchase and sale of the shares (the “Closing”) shall take place on January 15, 2010 (the “Closing Date”) at such place as the parties mutually agree.

1.2 Closing Deliveries.

(a)  On the Closing Date, the parties shall deliver or shall cause to be delivered the following: (a) the Sellers shall transfer 15,000,000 shares of the Company’s common stock to the Buyer (b) Buyer shall deliver the Purchase Price minus the Escrow Deposit to the escrow account of the law firm of Anslow & Jaclin, LLP.

(b)  On the Closing Date, Black will resign from all officer and director positions held with the Company and the Buyer will be appointed as the Company’s President, Chief Executive Officer, Principal Accounting Officer and Director.

Article II
Representations and Warranties

2.1 Sellers hereby represent and warrants, except as set forth in the Seller Disclosure Schedule, as follows:

(a) Company is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware, authorized to issue 200,000,000 shares of Company common stock and 50,000,000 shares of “blank check” preferred stock.  The issued and outstanding capital stock of Company consists only of the 19,200,000 Shares of outstanding common stock, all of which are duly authorized, validly issued and fully paid and nonassessable shares of Company common stock.  Except as set forth in Schedule 2(a) of the Sellers Disclosure Schedule, there are no issued or outstanding rights, options or warrants to purchase Company Common Stock or any issued or outstanding securities of any nature convertible into Company Common Stock. The outstanding Company common stock have all been registered or issued pursuant to an appropriate exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”) and from any applicable registration requirements of the various states.

(b) Company and Black have full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and the transactions contemplated hereby have been duly approved by the Board of Directors of Company.  This Agreement has been duly executed and delivered by Company and constitutes a valid and binding obligation of Company enforceable against Company in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now, or hereafter, in effect relating to creditors' rights.

(c) Company is qualified as a foreign corporation in all jurisdictions where its business or ownership of assets or properties so requires, except where the failure to be so qualified would not have a material adverse effect on the business or financial condition of Company (a “Company Material Adverse Effect”). The business of Company does not require it to be registered as an investment company or investment adviser as such terms are defined under the Investment Company Act of 1940 and the Investment Advisers Act of 1940, each as amended.

(d) Except as set forth in Schedule 2(d) of the Sellers Disclosure Schedule, Company has no subsidiaries.

(e) The Company financial statements shall present fairly, in all material respects, the consolidated financial position and results of operations of Company as of the dates, period and year indicated, prepared in accordance with GAAP, and in accordance with Regulation S-X (“Regulation S-X”), promulgated by the SEC, and, in particular, Rules 1-02 and 3-05 thereunder.

(f) There are no material liabilities (including, but not limited to material tax liabilities) or material claims against Company (whether such liabilities or claims are contingent or  absolute, direct or indirect, matured or unmatured) not described in the Company financial statements, other than liabilities incurred in the ordinary course of business.

(g) Company has duly filed with the appropriate governmental authorities all material franchise, income and all other material tax returns other than tax returns, the failure of to file of which would have no Material Adverse Effect on Company.  All such tax returns were when filed, and are, accurate and complete in all material respects and were prepared in conformity with applicable laws.  Company has paid, or will pay in full or have adequately reserved against, all taxes otherwise assessed against it through the Closing Date.  Company is not a party to any pending action or proceeding by any governmental authority for the assessment of any tax, and no claim for assessment or collection of any tax has been asserted in writing against Company that has not been paid.  There are no liens for taxes upon the assets of Company (other than liens for taxes not yet due and payable).  There is no valid basis, to the knowledge of Company, for any assessment, deficiency, notice, 30-day letter or similar intention to assess any tax to be issued to Company by any governmental authority.

(h) Except as described in the Schedule 2(h) of the Sellers Disclosure Schedule, Company has good and marketable title in all material respects to all its furniture, fixtures, equipment and other owned assets as set forth in the Company financial statements and such assets are owned free and clear of all material security interests, pledges, liens, restrictions and encumbrances of every kind and nature.

(i) The accounts receivable set forth in the Company financial statements represent amounts due for goods sold, or services rendered, by Company in the ordinary course of business and, except as reserved for in the Company financial statements, are, to the best knowledge of Company, collectable in all material respects in the ordinary course of business.

(j) Copies of all written material agreements, contracts, arrangements, understandings and commitments, including, without limitation, real estate leases and loan agreements (each a “Contract,” collectively, “Contracts”), to which Company is a party, by which Company is bound, or from which Company is entitled to receive substantial benefits, and a summary of the provisions of each oral material contract, have been delivered to Buyer. Company is not in material default under any such Contract.  The validity and enforceability of, and rights of Company contained in each such Contract shall not be materially adversely affected by the transactions contemplated hereby.

(k) There are no legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Company which could reasonably be expected to have a Company Adverse Effect or which challenge the validity or propriety of the transactions contemplated by this Agreement and, to Company’s best knowledge, there is no reasonable basis for any such proceeding, claim, action or governmental investigation against Company.  Company is not a party to or bound by any order, judgment or decree which could reasonably be expected to have a Company Material Adverse Effect.

(l) Since September 30, 2009, there have been (i) no bonuses or extraordinary compensation paid to any of the officers or directors of Company; (ii) no loans made to, or any transactions with, any of the officers or directors of Company or their families; (iii) no dividends or other distributions declared or paid by Company; and (iv) no purchase by Company or Black of any Company Shares.

(m) Except as set forth in Schedule 2(m) of the Sellers Disclosure Schedule, Company has not issued or committed itself to issue, and up to the Effective Date will not issue or commit itself to issue, any Company Common Stock or any options, rights, warrants, or other securities convertible into Company Common Stock.

(n) “Intellectual Property” shall mean and refer to: (i) domestic and foreign patents and patent applications (or equivalents thereto); (ii) domestic and foreign copyrights and copyright registrations; (iii) domestic and foreign trademarks, service marks, trade names and respective registrations thereof; (iv) Trade Secrets, privacy rights, and any other protection for confidential information or ideas, and (v) technical information and documentation, proprietary technology and processes, and know-how.

As of the Closing Date:

(1) Company owns the entire right, title and interest to all Intellectual Property, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

(2) Company has not violated, misappropriated, infringed, induced infringement of, or contributed to the infringement of any patent, copyright, Trade Secret, trademark, service mark, trade name, Internet domain name or other Intellectual Property right of any other person or entity. Company's representation in this Section 2(n)(2) is limited to Company 's or Black’s knowledge.

(3) Company has not made, asserted or threatened any claim of violation, misappropriation or infringement of the Intellectual Property against any other person or entity, and Company is not aware of any such violation, misappropriation or infringement.

(4) The transactions contemplated herein will have no Material Adverse Effect on the Intellectual Property.

(o) Company has, in all material respects, conducted its affairs in compliance with all applicable laws, rules and regulations except where the failure to so comply could not reasonably be expected to have a Company Material Adverse Effect.

(p) Except as described in the Company financial statements, there are no loans, leases or other contracts outstanding between Company and any other officer or director of Company or any person or entity related to any officer or director of Company.

(q) During the past five year period, no officer or director of Company has been the subject of:

(1) a petition under the Federal bankruptcy laws or any other insolvency law nor has a receiver, fiscal agent or similar officer been appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2) a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations which do not relate to driving while intoxicated);

(3) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i)         Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)        Engaging in any type of business practice; or

(iii)       Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal, state or other securities laws or commodities laws.

(4) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal, state or local authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in the preceding sub-paragraph, or to be associated with persons engaged in any such activity;

(5) a finding by a court of competent jurisdiction in a civil action or by the SEC to have violated any securities law, regulation or decree and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated; or

(6) a finding by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

(r) Except for the consent and approval of the Board of Directors of Company, no consents or approvals of, or filings or registrations with, any third party or any public body or authority are necessary in connection with (i) the execution and delivery by Company of this Agreement and (ii) the consummation by Company and Black of the transactions contemplated hereby.

(s) The execution and delivery by Company and Black of this Agreement, the consummation and performance of the transactions herein contemplated, and compliance with the terms of this Agreement by Company will not conflict with, result in a breach of, or constitute a default under any indenture, mortgage, deed of trust or other agreement, instrument or Contract to which Company is now a party or by which it or any of its assets or properties is bound or the Articles of Incorporation, as amended, or the bylaws of Company, in each case as amended, or any law, order, rule or regulation, writ, injunction, judgment or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over Company or any of its business or properties, which conflict, breach or default could reasonably be expected to have a Material Adverse Effect on the Company.

2.2  Representations and Warranties of the Buyer.  The Buyer hereby represents and warrants to the Sellers as follows:

            (a) Organization; Authority.  The Buyer has the requisite power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise carry out its obligations thereunder.  The purchase by Buyer of the securities hereunder has been duly authorized by all necessary action on the part of such Buyer.  This agreement has been duly executed by the Buyer, and when delivered to the Seller in accordance with the terms thereof, will constitute the valid and legally binding obligation of such Buyer, enforceable against it in accordance with its terms.

(b) Exempt Transaction.  Buyer understands that the offering and sale of the Shares is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Act”) and exempt from registration or qualification under any state law.

(c) Shares. The Shares to be purchased by Buyer hereunder will be acquired for investment for Buyer’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof, and Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same.

(d) Information Concerning the Company.  Buyer has conducted its own due diligence with respect to the Company and its liabilities and believes it has enough information upon which to base an investment decision in the Shares.

(e) Investment Experience.  The Buyer understands that purchase of the Shares involves substantial risk.  The Buyer:

(i) has experience as a purchaser in securities of companies in the development stage and acknowledges that he can bear the economic risk of Buyer’s investment in the Shares; and,

(ii) has such knowledge and experience in financial, tax, and business matters so as to enable Buyer to evaluate the merits and risks of an investment in the Shares, to protect Buyer’s own interests in connection with the investment and to make an informed investment decision with respect thereto.

(f) Restricted Securities. Buyer understands that the Shares are characterized as “restricted securities” under the Act inasmuch as they were acquired from the Company in a transaction not involving a public offering.

Article III
Other Agreements of the Parties

3.1  Payment of All Outstanding Liabilities.  As a condition to closing, the Seller hereby agree and confirm that they shall pay all balances due on all accounts, notes, invoices, or other agreements to which the Company may be liable, and that on the Closing Date, the Company shall have no such balances due.

3.2  Indemnification.  The Sellers hereby agree to indemnify and hold Buyers harmless for any acts, instances, occurrences or other matters whatsoever that may now or in the future create any liability for the Company or Buyers that arises from acts or omissions on the part of Sellers prior to the Closing Date.

Article IV
Miscellaneous

4.1  Entire Agreement.  This Agreement and any other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire agreement among the parties with respect to the subject matter hereto and supersedes all prior and contemporaneous arrangements or understandings with respect thereto.

4.2  Notices.  All notices, request, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in writing delivered in person or sent by facsimile, nationally recognized overnight courier or first-class register or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below were such other addresses may hereafter be designated in writing by such party to the other parties:

(I) if to Sellers, to:

Douglas A. Black
701 Fifth Ave 42nd Fl
Seattle, WA 98104
Tel: (206) 262-7336

With a copy to (which shall not constitute notice):
Anslow & Jaclin LLP
Attn: Gregg E. Jaclin, Esq.
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Tel: (732) 409-1212
Fax: (732) 577-1188

(II) if to Buyers, to:

Hans Pandeya
Global Gaming Factory X AB
Box 12209
10225 Stockholm
SWEDEN

With a copy to (which shall not constitute notice):

Law Office of Marcus G. Bodet, P.A.
Westin Executive Offices
1825 Main Street
Weston, Florida 33326
Attn: Marcus G. Bodet, Esq.

All such notices, request, consents and other communications shall be deemed to have been delivered (a) in the case of personal delivery or delivery by facsimile, on the date of such delivery, (b) in the case of dispatch by nationally recognized overnight courier, on the next business day following such dispatch and (c) in the case of mailing, on the date of receipt.

4.3  Amendments.  The terms and provisions of this Agreement may not be modified or amended, nor may any of the provisions hereof be waived, temporarily or permanently, except pursuant to a written instrument executed by each of the parties hereto.

4.4  Counterparts.  This agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, all such counterparts together shall constitute but one agreement. Fax and PDF copies shall be deemed originals for all purposes.

4.5  Headings.  The headings in the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

4.6  Validity.  If any provision of this agreement is held to the legal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto in this agreement will not be materially or adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and forest as a such illegal, invalid or unenforceable provision had never comprise a party or off, and (see) the remaining provisions of this Agreement will remain in full force and effect will not be affected by the illegal, invalid or unenforceable provision or bite severance here from.

4.7 Governing Law.  This Agreement shall be governed by and construed in accordance with laws of the State of Florida without regard to conflict of law provisions.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the County of Miami-Dade, Florida, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives and agrees not to assert any suit, action or proceeding, any claim that is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper.

4.8 No Third Party Beneficiaries.  Nothing in this agreement shall confer any rights upon any person or entity that is not a party or permitted assignee of the party to this agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized signatories all as of the day and year first written above.

SELLERS

/s/ Douglas A. Black
Business Marketing Services, Inc.
By: Douglas A. Black, President

/s/ Douglas A. Black
Douglas A. Black, individually

BUYER

/s/ Hans Pandeya
Hans Pandeya